UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

                   CERTIFICATION AND NOTICE OF TERMINATION OF
               REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES
               EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE
                   REPORTS UNDER SECTIONS 13 AND 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


             Commission File Number (Class A Common Stock) 001-11287

         Commission File Number (11-3/4% First Mortgage Notes) 000-11268


                    The Claridge Hotel and Casino Corporation
             (Exact name of registrant as specified in its charter)


Indiana Avenue and the Boardwalk, Atlantic City, New Jersey 08401, (609)340-3400
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                              Class A Common Stock
                      11-3/4% First Mortgage Notes due 2002
            (Title of each class of securities covered by this Form)


                                      None
       (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

   Rule 12g-4(a)(1)(i)       |X|             Rule 12h-3(b)(1)(i)       |_|
   Rule 12g-4(a)(1)(ii)      |_|             Rule 12h-3(b)(1)(ii)      |_|
   Rule 12g-4(a)(2)(i)       |_|             Rule 12h-3(b)(2)(i)       |_|
   Rule 12g-4(a)(2)(ii)      |_|             Rule 12h-3(b)(2)(ii)      |_|
                                             Rule 15d-6                |_|


     Approximate number of holders of record as of the certification or notice date: Class A Common Stock: 1
      11-3/4% First Mortgage Notes: 0

     Pursuant to the requirements of the Securities Exchange Act of 1934, Claridge Hotel and Casino Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.



Date: June 1, 2001                           /s/ Jean I. Abbot
                                             ---------------------------
                                             By:   Jean I. Abbott
                                             Title: Executive Vice President